Exhibit 8(t)(1)

Amendment No. 1 to Participation Agreement (Vanguard)

FIRST AMENDMENT TO PARTICIPATION AGREEMENT

This First Amendment to Participation Agreement (this “Amendment”) is dated and effective as of September 1, 2013, by and among VANGUARD VARIABLE INSURANCE FUND (hereinafter the “Fund”), THE VANGUARD GROUP, INC. (hereinafter the “Sponsor”), VANGUARD MARKETING CORPORATION (hereinafter the “Distributor”), and MONUMENTAL LIFE INSURANCE COMPANY (successor in interest to Peoples Benefit Life Insurance Company) (hereinafter the “Company”), on its own behalf and on behalf of each separate account of the Company named in Schedule A hereto as may be revised from time to time (each such account hereinafter referred to as the “Account”). Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Agreement.

WHEREAS, the parties hereto have entered into a Participation Agreement dated May 1, 2002 (the “Agreement”) and desire to modify certain provisions of the Agreement;

NOW, THEREFORE, in consideration of the mutual promises set forth herein, the parties hereto agree as follows:

1. Amendment of Participation Agreement. The Agreement is hereby amended as follows:

(a) All references in the Agreement to the National Association of Securities Dealers, Inc. and to the NASD are replaced with references to the Financial Industry Regulatory Authority, Inc. and FINRA, respectively.

(b) The phrase “variable life insurance policies”, in the fifth Whereas clause in the recitals of the Agreement, is deleted and replaced with “variable life insurance policies and/or variable annuity contracts”.

(c) The following is added to the recitals of the Agreement as a new tenth Whereas clause:

“WHEREAS, the Company and the Sponsor have entered into a Defined Contribution Clearance & Settlement Agreement dated June 5, 2008, as amended (the “DCC&S Agreement”) which sets forth the operational provisions governing the purchase and redemption of shares of the Fund by the Accounts and related matters;”

(d) Section 1.1 of Article I of the Agreement is deleted and replaced in its entirety with the following:

“1.1 The Sponsor and the Distributor agree to sell to the Company those shares of the Portfolios of the Fund listed on Schedule A which each Account orders, in accordance with the DCC&S Agreement.”

(e) Section 1.2 of Article I of the Agreement is deleted and replaced in its entirety with the following:

“1.2 Intentionally omitted.”

(f) Section 1.6 of Article I of the Agreement is deleted and replaced in its entirety with the following:

“1.6 The Fund agrees to redeem for cash, on the Company’s request, any full or fractional shares of the Fund held by an Account, in accordance with the DCC&S Agreement. The Fund reserves the right to suspend redemption privileges or pay redemptions in kind, as disclosed in the Fund’s prospectus or statement of additional information. The Fund agrees to treat the Company like any other shareholder in similar circumstances in making these determinations.”

(g) Section 1.8 of Article I of the Agreement is deleted and replaced in its entirety with the following:

“1.8 Intentionally omitted.”

(h) Section 1.9 of Article I of the Agreement is deleted and replaced in its entirety with the following:

“1.9 Intentionally omitted.”

(i) Section 1.11 of Article I of the Agreement is deleted and replaced in its entirety with the following:

“1.11 The Sponsor shall make available to the Company information regarding any income, dividends, or capital gain distributions payable on any Portfolio shares as soon as reasonably practicable, and shall use commercially reasonable efforts to make such information available on a same-day basis. The Company hereby elects to receive all income, dividends and capital gain distributions as are payable on the Portfolio shares in additional shares of that Portfolio. The Company reserves the right to revoke this election and to receive all such income dividends and capital gain distributions in cash. The Fund shall notify the Company of the number of shares so issued as payment of dividends and distributions.”

(j) Section 1.12 of Article I of the Agreement is deleted in its entirety.

(k) The following is added to Article II of the Agreement as a new Section 2.16:

“2.16 Fund, Sponsor, and Distributor each agree to promptly notify the Company when any underlying Portfolio under this Agreement becomes a commodity pool operator (“CPO”) as defined under the Commodities Exchange Act (“CEA”), and Sponsor is required to register with the Commodity Futures Trading Commission (“CFTC”) as a CPO with respect to any underlying Portfolio under this Agreement. Until such notification is provided to the Company, Fund and Sponsor and Distributor each represent and warrant that it is not a CPO, and Sponsor represents and warrants that it is not required to register as a CPO with respect to any underlying Portfolio under this Agreement. Fund, Sponsor and Distributor each represent and warrant that it will at all times comply with the CEA and CFTC rules and regulations to the extent required.”

(l) The following is added to Article III of the Agreement as a new Section 3.4:

“3.4 Summary Prospectuses.

(a) The parties acknowledge and agree that the Fund is not obligated to provide the Company with a summary prospectus with respect to a Portfolio (a “Fund Summary

Prospectus”). Notwithstanding the foregoing, in the event that the Fund offers a Fund Summary Prospectus, the Sponsor represents and warrants that such Fund Summary Prospectus and the hosting of such Fund Summary Prospectus on a website maintained by the Sponsor or its agents in accordance with Rule 498 of the 1933 Act (“Rule 498”) will comply with all applicable state and federal securities laws. For purposes of this Section 3.4, “summary prospectus” shall have the meaning set forth in Rule 498.

(b) The parties acknowledge and agree that the Company, in its sole discretion, may elect to distribute a Fund Summary Prospectus, if issued by the Fund, to its Variable Insurance Product owners. In the event that the Company elects to distribute a Fund Summary Prospectus, the Company represents and warrants that it will comply with all laws and regulations applicable to the Company, the Accounts, or the Variable Insurance Products in connection with the use of such Fund Summary Prospectus.

(c) In the event that the Sponsor elects to discontinue the use of a Fund Summary Prospectus, the Sponsor agrees to use commercially reasonable efforts to provide the Company with prior notice of such discontinuation.”

(m) Section 12.2 of Article XII of the Agreement is deleted and replaced in its entirety with the following:

“12.2 Proprietary Information and Privacy. For the purposes of this Section 12.2, the Company shall be deemed one “party” to this Agreement, and the Fund, Sponsor and Distributor shall collectively be deemed the other “party” to this Agreement.

(a) Each Party to this Agreement acknowledges that in order to perform the duties called for in this Agreement, it may be necessary for a party (“owner”) to disclose to the other party certain “Confidential Information.” Confidential Information means non-public, proprietary information, data or know-how of an owner, including, but not limited to, personal information of an owner’s customers. Each party hereto acknowledges that the Confidential Information of the other party constitutes the valuable property of such other party. Neither party will use or disclose the other party’s Confidential Information except as required for the performance of this Agreement. Each party will use commercially reasonable efforts in a manner fully consistent with industry standards and applicable federal, state and international laws and regulations to hold in confidence the other party’s Confidential Information. Notwithstanding the foregoing, Confidential Information does not include information which is: (i) already in the possession of the receiving party or its subsidiaries and not subject to a confidentiality obligation to the providing party; (ii) independently developed by the receiving party; (iii) publicly disclosed or in the public domain through no fault of the receiving party; (iv) rightfully received by the receiving party or its subsidiaries from a third party that is not under any obligation to keep such information confidential; (v) approved for use or release by prior written agreement with the owner; or (vi) disclosed pursuant to the requirements of law, regulation or court order.

(b) Each party to this Agreement represents, warrants and agrees that it has adopted and implemented, and will continue to have in place and follow for the term of this Agreement and thereafter, appropriate technical and organizational measures, including properly training employees, reasonably designed to prevent unauthorized access, theft, or improper use of the other party’s Confidential Information. To the extent that a party experiences or becomes aware of any incidents involving any unauthorized access, theft, or improper use of Confidential Information of the other party, where there is a reasonable basis to conclude that a material risk of misuse exists or where there is a legal requirement to notify individuals under applicable law, the subject party will notify such other party as soon as reasonably possible and will cooperate with such other party to take commercially reasonable measures to investigate and remediate the cause and the effects of the unauthorized access, theft, or improper use of the Confidential Information and to prevent its further use or disclosure.

(c) In addition, each party agrees to establish and maintain (i) administrative, technical and physical safeguards against the destruction, loss or alteration of Confidential Information, and (ii) appropriate security measures reasonably designed to protect, and to prevent unauthorized access to or use of, Confidential Information, which measures are consistent with all applicable federal, state and international laws and regulations relating to personal information security.

(d) Each party acknowledges that any party’s breach of this Section 12.2 as to the other party would result in immediate and irreparable harm to such other party for which there would be no adequate remedy at law and agrees that in the event of such a breach, such other party will be entitles to equitable relief by way of temporary and permanent injunctions, as well as such other relief as any court of competent jurisdiction shall deem appropriate.

(e) The provisions found in this Section 12.2 will survive any expiration or termination of this Agreement.”

(n) Section 12.10 of Article XII of the Agreement is deleted and replaced in its entirety with the following:

“12.10 This Agreement may be amended or modified only by written instrument, executed by duly authorized officers of the parties, except that Schedule A may be revised (i.e., to effect the addition or removal of Accounts, Variable Insurance Products, and/or Portfolios) with written notice to all parties, which notice, in the case of any such revision provided by the Company, shall be provided to the other parties at least ten (10) days prior to the addition of any Accounts, Variable Insurance Products, or Portfolios (i.e., prior to the Company making any Portfolios available to any additional Account or Variable Insurance Product, or making any additional Portfolios available to any existing Account or Variable Insurance Product).”

(o) All references in the Agreement to “Schedule B” are replaced with references to “Schedule A”.

(p) Schedule A to the Agreement is deleted and replaced in its entirety with the revised Schedule A attached to this Amendment.

(q) Schedule B to the Agreement is deleted in its entirety.

2. No Other Modifications. Except as specifically modified hereby, the Agreement remains in full force and effect. If this Amendment conflicts in any way with the terms of the Agreement, the terms of this Amendment shall control.

3. Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. This Amendment shall become binding when any two or more counterparts thereof, individually or taken together, bear the signatures of all parties hereto. For the purposes hereof, a facsimile copy of this Amendment, including the signature pages hereto, shall be deemed an original.

IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be executed in its name and on its behalf by its duly authorized representative as of the first date specified above.

VANGUARD VARIABLE INSURANCE FUND		THE VANGUARD GROUP, INC.

By:	/s/ Heidi Stam	By:	/s/ Matthew R. Walker
Name:	Heidi Stam	Name:	Matthew R. Walker
Title:	Secretary	Title:	Principal

VANGUARD MARKETING CORPORATION		MONUMENTAL LIFE INSURANCE COMPANY

By:	/s/ Heidi Stam	By:	/s/ John Mallett
Name:	Heidi Stam	Name:	John Mallett
Title:	Senior Vice President	Title:	Vice President

SCHEDULE A

SEPARATE ACCOUNTS AND ASSOCIATED CONTRACTS AND PORTFOLIOS

Revised September 1, 2013

Name of Separate Account	Contract(s) Funded by Separate Account	Portfolios
Separate Account VA CC	Advisor’s EdgeSM Variable Annuity Advisor’s Edge SelectSM Variable Annuity	Equity Index Portfolio International Portfolio Mid-Cap Index Portfolio REIT Index Portfolio Short-Term Investment-Grade Portfolio Total Bond Market Index Portfolio